EXHIBIT 99.1
                          YOUBET.COM WILL FIGHT LAWSUIT

         Woodland Hills,  CA,  September 9, 2003 - YOUBET.COM,  INC.  (NASDAQSC:
UBET) said today that it intends to vigorously contest an attempt by one of its shareholders to garner a special interest by falsely accusing the Company of failing to provide sufficient information in its current proxy material. The allegations are contained in a lawsuit filed against Youbet by ODS Technologies, a subsidiary of Gemstar (GMST) that does business as TVG Network.

         Youbet asserted that, contrary to allegations in the suit, Youbet's Board and its management are acting in the best interests of shareholders by fulfilling their obligation to give shareholders a vote on proposals which would create a staggered Board and require a two-thirds majority vote in order to change the Company's articles or by-laws.

         In a letter to TVG last week, Youbet General Counsel Victor Gallo said that Youbet was confused by TVG's objection to the staggered Board proposal because the structure Youbet has proposed to its shareholders is "substantially similar to that of Gemstar itself."

         In the same letter, Gallo noted that TVG failed to provide alternate language at an earlier, more appropriate time and said that TVG "is perfectly free to vote as it sees fit and, in accordance with solicitation procedures, solicit other shareholders to vote accordingly."

         Youbet said that its initial impression of the lawsuit is that TVG is seeking a preliminary injunction to prevent a vote on the proposals at Youbet's annual shareholder meeting scheduled for September 26, 2003.

         TVG's court document contends that the purpose of the proposals "is to frustrate TVG's contractual right to acquire control of UBET. Under UBET's current Charter and Bylaws, upon acquiring 51% of UBET's common stock, TVG immediately can remove all of UBET's directors without cause and fill the resulting vacancies . . . and change management."

         The filing  also  contends  that "the  Supermajority  Voting  Provision frustrates TVG's right to voting control because owning 51% of UBET's outstanding common stock will no longer carry with it the voting power to amend UBET's Bylaws or approve amendments to the Charter."

         TVG also believes that the "Classified Board Provision frustrates TVG's right to board control because, if the provision is adopted, TVG potentially would not obtain any board representation for a full year after obtaining majority control and potentially would not obtain a board majority for two full years after obtaining majority control."

         Finally, in the filing TVG claims that "sections of the Proxy Statement discussing the Charter Amendments do not contain any discussion of TVG, its contractual rights, the Warrants or the potential effect the approval of the Charter Amendments might have on TVG's decision to exercise the second warrant and thereby invest additional millions of dollars in UBET."

         As a consequence, TVG believes "UBET's shareholders currently are suffering irreparable harm because the disclosures in UBET's proxy statement are false and misleading and omit material information."

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         In last week's  letter to TVG,  Gallo said that TVG's rights are "fully achievable" even if the proposals are approved. He said that "an unbiased reading of (the) language (in a Warrant Issue Agreement between Youbet and TVG) is in no way inconsistent with Youbet's proxy proposals."

         Youbet's General Counsel also wrote that "TVG's rights remain intact with regard to designating directors at annual or special meetings of the stockholders of UBET held for the purpose of electing directors. TVG clearly retains the right to exercise its warrant. TVG clearly retains the right to designate directors in accordance with the Warrant Issuance Agreement. Just as clearly, (Youbet) has committed no breach of these provisions, material or otherwise."

         Gallo's letter also reminded TVG that "Youbet management is deeply committed to act in a manner that is in the best interest of all shareholders
...." and noted "that  Gemstar/TVG  has voiced the sole  complaint  regarding the proxy. Of the numerous other calls and contacts with shareholders ... all have been favorable to Youbet."

         Gallo told TVG, "The Youbet management team has increased the value of your (TVG's) investment in a very short period of time, including growth over the last 12 months of approximately 493% in stock price appreciation. Your (TVG's) $4000 investment is now worth over $12 million.

         "Youbet will continue to do that which it believes best promotes shareholder value ... and (the Company) will not act in the special interest of one shareholder," he concluded.

         Additional detailed information regarding TVG and the warrants can be found in any or all of the Company 10K (annual) or 10Q (quarterly) filings from May 2001 to the present.

         Youbet.com is a leading online wagering company and the largest provider of horse racing content in the United States. Youbet.com is a patent and content licensee and maintains strategic relationships with TVG, an indirect subsidiary of Gemstar-TV Guide International, Inc. (Nasdaq NMS: GMST) and MEC Pennsylvania Racing, part of Magna Entertainment Corp. (Nasdaq NMS: MIEC). Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates Youbet.com TotalAccessSM, an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.Youbet.com.

Forward Looking Statements
--------------------------

         This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in the company's filings with the Securities and Exchange Commission. Further, the Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements."

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